KEMPER STATE TAX-FREE INCOME SERIES
                            222 South Riverside Plaza
                             Chicago, Illinois 60606






State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA  02171

Re:      Kemper State Tax-Free Income Series
         -----------------------------------

Gentlemen:

This is to advise you that Kemper State Tax-Free Income Series (the "Fund") has established an additional series of share to be known as Kemper New York Tax-Free Income Fund. In accordance with the Additional Funds provision of
Section 17 of the Custodian Contract dated March 15, 1999 between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian for the additional series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.


                                                     KEMPER STATE TAX-FREE
                                                     INCOME SERIES,



                                                     By: /s/Maureen Kane
                                                        -------------------
                                                     Title:  Ass't Secretary



Agreed to as of March 15, 1999.

STATE STREET BANK AND TRUST COMPANY,



By: Ronald E. Logue
    --------------------
Title:  Vice Chairman